Exhibit 10.1

EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”), dated as of September 12, 2013, is entered into by and among Lyondell Chemical Company, a Delaware corporation (the “Company”), LyondellBasell Industries N.V., a public limited liability company formed under the laws of The Netherlands (the “Parent Company”), and James L. Gallogly (the “Executive”).

W I T N E S S E T H:

WHEREAS, the Executive is currently employed by the Company pursuant to that certain Employment Agreement, dated May 14, 2009, by and among the Company, LyondellBasell AFGP, a societe a responsabilite limitee formed under the laws of Luxembourg (“SARL”) and the Executive (the “Prior Employment Agreement”), as modified by the terms of that certain letter to the Executive from the Parent Company effective on April 30, 2010 (the “2010 Letter”);

WHEREAS, the Parent Company is successor to SARL and has assumed the obligations of SARL pursuant to the 2010 Letter;

WHEREAS, the Company and the Executive desire to update the Prior Employment Agreement to reflect the relevant corporate parties and make other revisions to the terms thereof; and

WHEREAS, the parties hereto intend for the Prior Employment Agreement to remain in effect, as modified hereby, until May 14, 2014, after which the Prior Employment Agreement shall be terminated and shall be superseded in its entirety by this Agreement;

NOW, THEREFORE, in consideration of the mutual covenants set forth in this Agreement, it is hereby agreed as follows:

1. Effect of Agreement on Prior Employment Agreement. The parties agree that the Prior Employment Agreement shall remain in effect from the date hereof until May 14, 2014, at which time this Agreement shall supersede the Prior Employment Agreement in its entirety, including, without limitation, any provisions of the Prior Employment Agreement regarding notice of termination.

2. Position, Duties and Location. During the period Executive is employed with the Company pursuant to this Agreement (the “Employment Period”),

(a) Position and Duties. Executive shall serve as Chief Executive Officer of the Company and the Parent Company and a member of the Management Board of the Parent Company, with the duties and responsibilities customarily assigned to such positions and such other customary duties as may reasonably be assigned to Executive from time to time by the Board (as defined below) consistent with such positions. Executive shall at all times report solely and directly to the Board. All other employees will report to Executive either directly or through other employees as determined by Executive.

(b) Attention and Time. Executive shall devote substantially all his business attention and time to his duties hereunder and shall use his reasonable best efforts to carry out such duties faithfully and efficiently. During the Employment Period, it shall not be a violation of this Agreement for Executive to (i) serve on industry, trade, civic or charitable boards or committees; (ii) deliver lectures or fulfill speaking engagements; or (iii) manage personal investments, as long as such activities do not materially interfere with the performance of Executive’s duties and responsibilities as described herein. Executive shall be permitted to serve on for-profit corporate boards of directors and advisory committees if approved in advance by the Board, which approval shall not unreasonably be withheld.

(c) Location. Executive’s principal place of employment shall be located in Houston, Texas; provided that Executive shall travel and shall render services at other locations, both as may reasonably be required by his duties hereunder.

3. Compensation.

(a) Base Salary. During the Employment Period, Executive shall receive a base salary (the “Base Salary”) at an annual rate of not less than $1,650,000. Base Salary shall be paid at such times and in such manner as the Company customarily pays the base salaries of its employees. In the event that Executive’s Base Salary is increased by the Board in its discretion at any time during the Employment Period, such increased amount shall thereafter constitute the Base Salary.

(b) Annual Incentive. During the Employment Period, Executive shall be paid an annual incentive based on the attainment of performance targets to be agreed in advance each year between Executive and the Board. Executive’s annual incentive (the “Annual Incentive”) shall be set at a target level of 150% of Base Salary and shall range from $0 to 200% of Base Salary depending on the level of achievement of the applicable performance criteria established by the Board in consultation with Executive, within 90 days of the commencement of the applicable calendar year. The Annual Incentive shall be payable at such time as incentive payments are paid to other senior executive officers of the Company, but in no event later than March 15 of the calendar year following the calendar year for which the Annual Incentive is earned.

(c) Medium-Term Incentive. During the Employment Period, Executive shall participate in the LyondellBasell Industries N.V. Medium Term Incentive Plan (the “MTI Plan”). Executive’s “MTI Target” as defined in the MTI Plan shall be no less than 125% of Executive’s Base Salary.

(d) Long-Term Incentive Awards. With respect to each year of employment with the Company during the Employment Period, Executive shall be eligible to receive a long-term incentive award in the form of an equity award with respect to the Parent Company’s common stock, which award may consist of restricted stock, restricted stock units, stock options, stock appreciation rights or other types of equity-based awards consistent with the Company’s long-term incentive program as in effect from time to time (the “LTI Plan”), or any combination thereof, as determined by the Board in its discretion, consistent with the Company’s LTI Plan (the “LTI Award”), with a targeted value of not less than 600% of the amount of Base

Salary. The Board’s determination of the amount of LTI Award granted to Executive shall be based on the Company’s performance, the Executive’s performance, relevant comparable market information, and other factors at the Board’s discretion. The terms and conditions of the LTI Awards (including, without limitation, the form of awards, the purchase price (if any), vesting conditions, exercise rights, payment terms, termination provisions, transfer restrictions and repurchase rights) shall be determined in a manner consistent with the LTI Plan. The target value of the LTI Awards for the 2014 calendar year shall be prorated to reflect the number of days of Executive’s employment under this Agreement on and after May 14, 2014. For the avoidance of doubt, the Emergence Restricted Stock and the Emergence Options, each as defined in the Prior Employment Agreement, shall not be subject to any recoupment or clawback policy of the Company unless required by applicable law.

(e) Outstanding Awards and Earned Compensation. Notwithstanding that this Agreement supersedes the Prior Employment Agreement, Executive’s right in respect of any Annual Incentive, any award made under the MTI Plan and any award made under the LTI Plan (the “Continuing LTI Awards”), in each case, which is in effect at the date this Agreement becomes effective shall continue in full force and effect in accordance with the terms of such awards, and Executive shall be credited with service performed prior to the Employment Period in determining his rights and entitlements thereunder to the same extent as such service would have been credited in respect of any such award in accordance with such Prior Employment Agreement. In addition, the Company shall be responsible for and shall pay any compensation due and owing to Executive under such Prior Employment Agreement in accordance with the terms thereof that has not been paid in full by the date this Agreement becomes effective.

(f) Other Compensation and Benefits. During the Employment Period, the Company shall provide and Executive shall be entitled to participate in or receive benefits under any pension plan, profit sharing plan, stock option plan, stock purchase plan or arrangement, health, disability and accident plan or any other employee benefit plan or arrangement made available now or in the future to senior executives of the Company on a basis no less favorable than provided any other senior executive of the Company; provided that Executive complies with the conditions attendant with coverage under such plans or arrangements. Except as expressly provided in this Agreement, nothing contained herein shall be construed to prevent the Company from modifying or terminating any plan or arrangement in existence on the date hereof, provided that no such modification or termination adversely affects any award or other entitlement previously granted to Executive. Without limiting the generality of the foregoing, Executive shall be entitled to no less than five weeks of paid time off per calendar year during the Employment Period.

(g) Perquisites; Expenses. During the Employment Period, Executive shall be entitled to perquisites no less favorable than those provided to any other senior executive of the Company. In addition, the Company shall promptly pay, or if such expenses are paid directly by Executive, Executive shall be entitled to receive prompt reimbursement, for all reasonable expenses that Executive incurs during his employment with the Company in carrying out Executive’s duties under this Agreement, including, without limitation, those incurred in connection with business-related travel or entertainment, upon presentation of expense statements and customary supporting documentation. Executive shall have any and all rights afforded to other similarly situated officers of the Company under any tax equalization, tax preparation or tax or financial consultation policies, plans and arrangements of the Company, which rights shall continue in effect following any termination of Executive’s employment hereunder with respect to any taxable year of Executive in which any foreign earnings attributable to Executive’s service with the Company (or any taxes payable in respect thereto, or any adjustment in respect of such taxes) must be reflected in or otherwise impact Executive’s U.S. income tax return.

4. Effect of Termination of Employment.

(a) Termination for Cause; Voluntary Termination. Upon termination of Executive’s employment with the Company, the Parent Company and any Subsidiary (as defined in Section 7) of the Parent Company (i) by the Company, Parent Company or Subsidiary for Cause (as defined below) or (ii) voluntarily by Executive other than for Retirement (as defined below), Executive shall be entitled to:

(A) unpaid Base Salary through the Date of Termination (as defined below);

(B) any earned but unpaid Annual Incentive for the prior fiscal year;

(C) any expenses owed to Executive; and

(D) any benefits payable or provided in accordance with the terms of any employee benefit plan (other than any plan of the Company or any of its affiliates providing severance or termination pay) in which Executive participates pursuant to Section 3(e) (Section 4(a)(A), (B), (C) and (D) collectively, the “Accrued Amounts”).

(b) Involuntary Termination Without Cause; Termination Due to Death, Disability or Retirement. Upon termination of Executive’s employment with the Company, the Parent Company and any Subsidiary (i) by the Company, Parent Company or Subsidiary without Cause, (ii) by Executive due to Retirement, or (iii) due to Executive’s death or Disability (as defined below), Executive (or, in the case of Executive’s death, Executive’s estate and/or beneficiaries) shall be entitled to:

(A) the Accrued Amounts; and

(B) become vested, on a pro-rata basis, in Executive’s Annual Incentive for the year of termination, any award then outstanding under the MTI Plan, any outstanding LTI Awards and any Continuing LTI Awards that are then outstanding, with all outstanding options (including, without limitation, those vested prior to the date of such termination) remaining exercisable for their originally scheduled respective terms.

With respect to clause (B) above, “pro-rata basis” shall be determined (1) with respect to an award that vests solely due to passage of time, by multiplying the award amount by the ratio of the number of days Executive was employed since the date the relevant award was made (or, in the case of any performance-based award, any earlier date as of which the relevant performance period commenced) to the total number of days of service over which Executive’s rights in respect of such award would have become fully vested in the ordinary course (which, in the case of any performance-based award shall be deemed to be the number of days in the performance period); provided that, with respect to an award that vests due to passage of time and is contingent upon attainment of performance goals intended to comply with Section 162(m) of the Internal Revenue Code of 1986, as amended, (the “Code”) (a “Performance Award”), the amount payable to Executive shall be determined by multiplying the resulting amount by application of such pro-ration by the applicable percentage of attainment of the performance goal as determined by the Board.

(c) Payment Timing. Subject to Section 18, any amounts due under this Section 4 shall be payable as follows: (i) Accrued Amounts due pursuant to clauses (A), (B) and (C) of Section 4(a) shall be payable in a lump-sum cash amount within thirty (30) days of termination, (ii) Accrued Amounts due pursuant to clause (D) of Section 4(a) shall be paid in accordance with the terms of the applicable employee benefit plan, (iii) amounts due in connection with a Performance Award shall be paid at the time such Performance Award was scheduled to be paid in accordance with its terms, and (iv) amounts due pursuant to Section 4(b)(B) that are not Performance Awards or options shall be payable within thirty (30) days of termination, and (v) any option that become vested pursuant to, or that are otherwise referenced in, Section 4(b)(B) shall be settled upon exercise of the option pursuant to the terms of the option and this Agreement.

(d) Definitions. For purposes of this Agreement, the following definitions shall apply:

(i) “Cause” shall mean: (A) Executive’s continuing failure (except where due to physical or mental incapacity) to substantially perform his duties hereunder resulting in a material deterioration in the financial condition or operations of the Company, (B) Executive’s willful malfeasance or gross neglect in the performance of his duties hereunder resulting in material harm to the Company; (C) Executive’s conviction of, or plea of guilty or nolo contendere to, a felony or a misdemeanor involving moral turpitude; (D) the commission by Executive of an act of fraud or embezzlement against the Company or any Affiliate (as defined in Section 7); or (E) Executive’s willful material breach of any material provision of this Agreement (as determined in good faith by the Board) which is not remedied within fifteen (15) days after (I) receipt of written notice from the Company specifying such breach and (II) the opportunity to appear before the Board.

(ii) “Change of Control” shall have the meaning of such term as defined in the LTI Plan.

(iii) “Date of Termination” means the date of Executive’s “separation from service”, as defined in Treasury Regulation § 1.409A-1(h), from the Company, the Parent Company and all Subsidiaries of the Parent Company.

(iv) “Disability” shall have the same meaning as in, and shall be determined in a manner consistent with any determination under, the long-term disability plan of the Company in which Executive participates from time to time, or if Executive is not covered by such a plan, “Disability” shall mean Executive is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months.

(v) “Retirement” means Executive’s voluntary termination of employment with the Company, the Parent Company and all Subsidiaries after at least three (3) months (or such shorter period as determined by the Board) advance written notice to the Company; provided, however, that such advance written notice shall not be required after the occurrence of a Change of Control.

5. Confidentiality of Trade Secrets and Business Information. Executive agrees that Executive shall not, at any time during Executive’s employment with the Company or thereafter, disclose or use any trade secret, proprietary or confidential information of the Company or any Subsidiary of the Parent Company (collectively, “Confidential Information”), obtained by him during the course of such employment, except for (i) disclosures and uses required in the course of such employment or with the written permission of the Company, (ii) disclosures with respect to any litigation, arbitration or mediation involving this Agreement, including but not limited to the enforcement of Executive’s rights under this Agreement, or (iii) as may be required by law or by any court, arbitrator, mediator or administrative or legislative body (including any committee thereof) with apparent jurisdiction to order such disclosure; provided that, if, in any circumstance described in clause (iii), Executive receives notice that any third party shall seek to compel him by process of law to disclose any Confidential Information, Executive shall promptly notify the Company and provide reasonable cooperation to the Company (at the Company’s sole expense) in seeking a protective order against such disclosure. Notwithstanding the foregoing, “Confidential Information” shall not include information that is or becomes publicly known outside the Parent Company or the Company or any of their subsidiaries other than due to a breach of Executive’s obligations under this Section 5.

6. Return of Information. Executive agrees that at the time of any termination of Executive’s employment with the Company or expiration of the Employment Period, whether at the instance of Executive or the Company, and regardless of the reasons therefor, Executive shall deliver to the Company (at the Company’s expense), any and all notes, files, memoranda, papers and, in general, any and all physical (including electronic) matter containing Confidential Information (other than as he properly is retaining in connection with an action or other proceeding as noted in clause (ii) or (iii) of Section 5) which are in Executive’s possession, except as otherwise consented in writing by the Company at the time of such termination. The foregoing shall not prevent Executive from retaining copies of personal diaries, personal notes, personal address books, personal calendars, and any other personal information (including, without limitation, information relating to Executive’s compensation), but only to the extent such copies do not contain any Confidential Information other than that which relates directly to Executive, including his compensation.

7. Noncompetition and Noninterference.

(a) Noncompetition. In consideration for the compensation payable to Executive under this Agreement, Executive agrees that Executive shall not, other than in carrying out his duties hereunder, (i) render services to a Competitor, regardless of the nature thereof, nor (ii) engage in any activity which is in direct conflict with or materially adverse to the interests of the Parent Company or any Subsidiary. The covenant in this Section 7(a) shall apply to Executive (x) during Executive’s employment with the Company and (y) for a period of one (1) year following Executive’s Date of Termination if Executive terminates his employment voluntarily and not due to Retirement.

(b) Noninterference. In consideration for the compensation payable to Executive under this Agreement, Executive agrees that Executive shall not, during Executive’s employment with the Company other than in carrying out his duties hereunder and for a period of one (1) year after any termination of employment (i) directly or indirectly recruit, solicit or induce, any employee, consultant or independent contractor of the Parent Company or any Subsidiary, to terminate, alter or modify such person’s employment or other relationship with the Parent Company or any Subsidiary, nor (ii) directly or indirectly solicit any then-current customer or business partner of the Parent Company or any Subsidiary to terminate, alter or modify its relationship with the Parent Company or the Subsidiary or to interfere with the Parent Company’s or any Subsidiary’s relationships with any of its customers or business partners on behalf of any enterprise that is a Competitor with the Parent Company or a Subsidiary.

(c) Definitions. For purposes of this Agreement, the following definitions shall apply:

(i) “Affiliate” of a person or other entity shall mean a person or other entity that directly or indirectly controls, is controlled by, or is under common control with the person or entity specified.

(ii) “Competitor” shall mean any business or enterprise in the business of producing chemicals, monomers or polymers of the types produced by the Company. Notwithstanding the foregoing, Executive’s provision of services to an Affiliate or unit of a Competitor that is not directly engaged in the business of producing chemicals, monomers or polymers of the types produced by the Company shall not be a violation of the restrictions of this Section 7. Nothing contained herein shall prevent Executive from acquiring, solely as an investment, any publicly-traded securities of any person so long as he remains a passive investor in such person and does not own more than one percent (1%) of the outstanding securities thereof.

(iii) “Subsidiary” of the Parent Company shall mean any corporation, limited liability company, joint venture or partnership in which the Parent Company (or its direct or indirect Subsidiary) holds more than 50 percent of the equity interests.

8. Enforcement. Executive acknowledges and agrees that: (i) the purpose of the covenants set forth in Sections 5 through 7 above (the “Restrictive Covenants”) is to protect the goodwill, trade secrets and other confidential information of the Parent Company and its Subsidiaries; (ii) because of the nature of the business in which the Parent Company is engaged and because of the nature of the Confidential Information to which Executive has access, it would be impractical and excessively difficult to determine the actual damages of the Parent Company in the event Executive breached any such covenants; and (iii) remedies at law (such as monetary damages) for any breach of Executive’s obligations under the Restrictive Covenants would be inadequate. Executive therefore agrees and consents that if Executive commits any breach of a Restrictive Covenant, the Company shall have the right (in addition to, and not in lieu of, any other right or remedy that may be available to it) to temporary and permanent injunctive relief from a court of competent jurisdiction, without posting any bond or other security and without the necessity of proof of actual damage. If any portion of the Restrictive Covenants is hereafter determined to be invalid or unenforceable in any respect, such determination shall not affect the remainder thereof, which shall be given the maximum effect possible and shall be fully enforced, without regard to the invalid portions. In particular, without limiting the generality of the foregoing, if the covenants set forth in Section 7 are found by a court or an arbitrator to be unreasonable, Executive and the Company agree that the maximum period, scope or geographical area that is found to be reasonable shall be substituted for the stated period, scope or area, and that the court or arbitrator shall revise the restrictions contained herein to cover the maximum period, scope and area permitted by law. If any of the Restrictive Covenants are determined to be wholly or partially unenforceable in any jurisdiction, such determination shall not be a bar to or in any way diminish the Company’s right to enforce any such covenant in any other jurisdiction.

9. Indemnification.

(a) The Company agrees that if Executive is made a party to, is threatened to be made a party to, receives any legal process in, or receives any discovery request or request for information in connection with, any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), by reason of the fact that he is or was an officer, employee, consultant or agent of the Parent Company or any Subsidiary, or was serving at the request of, or on behalf of, the Parent Company or any Subsidiary as a director, officer, member, employee, consultant or agent of another corporation, limited liability corporation, partnership, joint venture, trust or other entity, including service with respect to employee benefit plans, whether or not the basis of such Proceeding is Executive’s alleged action in an official capacity while serving as a director, officer, member, employee, consultant or agent of the Parent Company or other entity, Executive shall be indemnified and held harmless by the Company to the fullest extent permitted or authorized by the Company’s certificate of incorporation or by-laws or, if greater, by applicable law, against any and all costs, expenses, liabilities and losses (including, without limitation, attorneys’ fees reasonably incurred, judgments, fines, taxes or penalties arid amounts paid or to be paid in settlement and any reasonable cost and fees incurred in enforcing his rights to indemnification or contribution) incurred or suffered by Executive in connection therewith, and such indemnification shall continue as to Executive even though he has ceased to be a director, officer, member, employee, consultant or agent of the Company or other entity and shall inure to the benefit of Executive’s heirs, executors and administrators. The Company shall reimburse Executive for all costs and expenses (including, without limitation, reasonable attorneys’ fees) incurred by him in connection with any Proceeding within twenty (20) business days after receipt by the Company of a written request for such reimbursement and appropriate documentation associated with these expenses. Such request shall include an undertaking by Executive to repay the amount of such advance if it shall ultimately be determined that he is not entitled to be indemnified against such costs and expenses.

(b) Neither the failure of the Company (including its board, independent legal counsel or stockholders) to have made a determination prior to the commencement of any proceeding concerning payment of amounts claimed by Executive under Section 9(a) above that indemnification of Executive is proper because he has met the applicable standard of conduct, nor a determination by the Company (including its board, independent legal counsel or stockholders) that Executive has not met such applicable standard of conduct, shall create a presumption or inference that Executive has not met the applicable standard of conduct.

(c) The Company agrees to continue and maintain a directors’ and officers’ liability insurance policy covering Executive at a level, and on terms and conditions, no less favorable to him than the coverage the Company provides other similarly-situated executives until such time as suits against Executive are no longer permitted by law.

(d) Nothing in this Section 9 shall be construed as reducing or waiving any right to indemnification, or advancement of expenses, Executive would otherwise have under the Company’s certificate of incorporation or by-laws or under applicable law.

10. Arbitration. In the event that any dispute arises between the Company and Executive regarding or relating to this Agreement and/or any aspect of Executive’s employment relationship with the Company, the parties consent to resolve such dispute through mandatory arbitration in Houston, Texas (or such other location as shall be mutually agreed between the parties) administered by JAMS pursuant to its Employment Arbitration Rules & Procedures and subject to JAMS Policy on Employment Arbitration Minimum Standards of Procedural Fairness. The parties hereby consent to the entry of judgment upon award rendered by the arbitrator in any court of competent jurisdiction. Notwithstanding the foregoing, however, should adequate grounds exist for seeking immediate injunctive or immediate equitable relief, any party may seek and obtain such relief. The parties hereby consent to the exclusive jurisdiction of the state and Federal courts of or in the State of Texas for purposes of seeking such injunctive or equitable relief as set forth above.

11. Mutual Representations.

(a) Executive acknowledges that before signing this Agreement, Executive was given the opportunity to read it, evaluate it and discuss it with Executive’s personal advisors. Executive further acknowledges that the Company has not provided Executive with any legal advice regarding this Agreement.

(b) Executive represents and warrants to the Company that the execution and delivery of this Agreement and the fulfillment of the terms hereof (i) shall not constitute a default under, or conflict with, any agreement or other instrument to which he is a party or by which he is bound and (ii) as to his execution and delivery of this Agreement do not require the consent of any other person.

(c) The Company represents and warrants to Executive that (i) the execution, delivery and performance of this Agreement by the Company and by the Parent Company has been fully and validly authorized by all necessary corporate action, (ii) the persons signing this Agreement on behalf of the Company and the Parent Company are duly authorized to do so, (iii) the execution, delivery and performance of this Agreement does not violate any applicable law, regulation, order, judgment or decree or any agreement, plan or corporate governance document to which the Company or the Parent Company is a party or by which it is bound and (iv) upon execution and delivery of this Agreement by the parties, it shall be a valid and binding obligation of the Company and the Parent Company enforceable against it in accordance with its terms.

(d) Each party hereto represents and warrants to the other that this Agreement constitutes the valid and binding obligations of such party enforceable against such party in accordance with its terms.

12. Notices. All notices and other communications required or permitted hereunder shall be in writing and shall be deemed given when delivered (i) personally, (ii) by registered or certified mail, postage prepaid with return receipt requested, (iii) by facsimile with evidence of completed transmission, or (iv) delivered by overnight courier to the party concerned at the address indicated below or to such changed address as such party may subsequently give such notice of:

If to the Company and/or the Parent Company:

Lyondell Chemical Company

One Houston Center, Suite 700

1221 McKinney Street

Houston, Texas 77010

Fax: (713) 652 7312

Attention: Craig Glidden, Executive Vice President and Chief Legal Officer

If to Executive:

James L. Gallogly

15 Mott Lane

Houston, Texas, 77024

13. Assignment and Successors. This Agreement is personal in its nature and none of the parties hereto shall, without the consent of the others, assign or transfer this Agreement or any rights or obligations hereunder; provided, however, that in the event of a merger, consolidation, or transfer or sale of all or substantially all of the assets of the Parent Company with or to any other individual(s) or entity, this Agreement shall, subject to the provisions hereof, be binding upon and inure to the benefit of such successor and such successor shall discharge and perform all the promises, covenants, duties, and obligations of the Parent Company hereunder, and such transferee or successor shall be required to assume such obligations by contract (unless such assumption occurs by operation of law). Anything herein to the contrary notwithstanding, Executive shall be entitled to select (and change, to the extent permitted under any applicable law) a beneficiary or beneficiaries to receive any compensation or benefit payable hereunder following Executive’s death or judicially determined incompetence by giving the Company written notice thereof. In the event of Executive’s death or a judicial determination of his incompetence, reference in this Agreement to Executive shall be deemed, where appropriate, to refer to his beneficiary, estate or other legal representative.

14. Governing Law; Amendment. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas, without reference to principles of conflict of laws. This Agreement may not be amended or modified except by a written agreement executed by Executive and the Company or their respective successors and legal representatives.

15. Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement. If any provision of this Agreement shall be held invalid or unenforceable in part, the remaining portion of such provision, together with all other provisions of this Agreement, shall remain valid and enforceable and continue in full force and effect to the fullest extent consistent with law.

16. Tax Withholding. Notwithstanding any other provision of this Agreement, the Company may withhold from amounts payable under this Agreement all federal, state, local and foreign taxes that are required to be withheld by applicable laws or regulations.

17. No Waiver. Executive’s or the Company’s failure to insist upon strict compliance with any provision of, or to assert any right under, this Agreement shall not be deemed to be a waiver of such provision or right or of any other provision of or right under this Agreement. Any provision of this Agreement may be waived by the parties hereto; provided that any waiver by any person of any provision of this Agreement shall be effective only if in writing and signed by each party and such waiver must specifically refer to this Agreement and to the terms or provisions being modified or waived.

18. Section 409A. This Agreement is intended to satisfy the requirements of Section 409A of the Code and the Treasury Regulations and binding guidance promulgated thereunder (“Section 409A”) with respect to amounts, if any, subject thereto and shall be interpreted and construed and shall be performed by the parties consistent with such intent. To the extent Executive would otherwise be entitled to any payment under this Agreement, or any plan or arrangement of the Company or its Affiliates, that constitutes a “deferral of compensation” subject to Section 409A and that if paid during the six (6) months beginning on the Date of Termination of Executive’s employment would be subject to the Section 409A additional tax because Executive is a “specified employee” (within the meaning of Section 409A and as determined by the Company), the payment will be paid to Executive on the earlier of the six (6) month anniversary of his Date of Termination or death. To the extent Executive would otherwise be entitled to any benefit (other than a payment) during the six (6) months beginning on termination of Executive’s employment that would be subject to the Section 409A additional tax, the benefit will be delayed and will begin being provided on the earlier of the first day following the six (6) month anniversary of Executive’s Date of Termination or death. Any payment or benefit due upon a termination of employment that represents a “deferral of compensation” within the meaning of Section 409A shall be paid or provided only upon a “separation from service” as defined in Treasury Regulation § 1.409A-1(h). Each payment made under this Agreement shall be deemed to be a separate payment for purposes of Section 409A. Amounts payable under this Agreement shall be deemed not to be a “deferral of compensation” subject to Section 409A to the extent provided in the exceptions in Treasury Regulation § 1.409A-1(b)(4) (“short-term deferrals”) and (b)(9) (“separation pay plans,” including the exception under subparagraph (iii)) and other applicable provisions of Treasury Regulation § 1.409A-1 through A-6. Notwithstanding anything to the contrary in this Agreement or elsewhere, any payment or benefit under this Agreement or otherwise that is exempt from Section 409A pursuant to Treasury Regulation § 1.409A-1(b)(9)(v)(A) or (C) (relating to certain reimbursements and in-kind benefits) shall be paid or provided only to the extent that the expenses are not incurred, or the benefits are not provided, beyond the last day of the second calendar year following the calendar year in which Executive’s “separation from service” occurs; and provided further that such expenses are reimbursed no later than the last day of the third calendar year following the calendar year in which Executive’s “separation from service” occurs. To the extent any expense reimbursement (including without limitation any reimbursement of interest or penalties related to taxes) or the provision of any in-kind benefit is determined to be subject to Section 409A (and not exempt pursuant to the prior sentence or otherwise), the amount of any such expenses eligible for reimbursement, or the provision of any in-kind benefit, in one calendar year shall not affect the expenses eligible for reimbursement in any other calendar year (except for any life-time or other aggregate limitation applicable to medical expenses), in no event shall any expenses be reimbursed after the last day of the calendar year following the calendar year in which Executive incurred such expenses, and in no event shall any right to reimbursement or the provision of any in-kind benefit be subject to liquidation or exchange for another benefit.

19. Legal Fees. The Company shall pay or reimburse Executive for all reasonable legal fees, up to a maximum of $10,000, incurred by him in connection with the negotiation of this Agreement and any other agreements documenting his employment arrangement with the Company.

20. Headings. The Section headings contained in this Agreement are for convenience only and in no manner shall be construed as part of this Agreement.

21. Entire Agreement. Except as otherwise set forth herein, this Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof and shall supersede all prior agreements, whether written or oral, with respect thereto. As of May 14, 2014, this Agreement shall supersede the Prior Employment Agreement in its entirety. In the event of any inconsistency between the terms of this Agreement and the terms of any other Company plan, policy, equity grant, arrangement or agreement with Executive, the provisions most favorable to Executive shall govern.

22. Duration of Terms. The respective rights and obligations of the parties hereunder shall survive any termination of Executive’s employment to the extent necessary to give effect to such rights and obligations.

23. Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, Executive, the Company and the Parent Company have caused this Agreement to be executed as of the date first above written.

LYONDELLBASELL INDUSTRIES N.V.

By:	/s/ Craig B. Glidden
Name:	Craig B. Glidden
Title:	Executive Vice President and Chief Legal Officer

LYONDELL CHEMICAL COMPANY

By:	/s/ Craig B. Glidden
Name:	Craig B. Glidden
Title:	Executive Vice President and Chief Legal Officer

EXECUTIVE

/s/ James L. Gallogly
James L. Gallogly